FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made and entered into as of the 14th day of November, 1996 by and between PLANTATION ASSOCIATES, L.P., a
Delaware limited partnership ("Seller") and CAREY DEAN ERWIN, an
Oregon resident ("Purchaser").

RECITALS

     A. Seller and Purchaser are parties to that Purchase and Sale Agreement dated November 1, 1996 (the "Purchase Agreement") pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase the 100 bed long term care facility commonly known as Plantation Care Center and located in Salem, Oregon (the "Facility").

     B. The Purchase Agreement provides that Closing is to occur on November 1, 1996 but grants to Purchaser the right to extend the Closing Date to December 1, 1996. The Purchase Agreement further provides that it may be terminated by either party if the Closing has not occurred by December 1, 1996.

     C. In order to facilitate the reimbursement issues related to the change in ownership of the Facility and to accommodate the 45 day notice requirement imposed by the State of Oregon with respect to the change in the licensed operator of a nursing home, Purchaser and Seller have agreed to delay the Closing until January 1, 1997 (assuming that as of that date all of the conditions to closing provided for in the Purchase Agreement have been satisfied or waived).

     D. Seller and Purchaser are interested in amending the Purchase Agreement to reflect the extension in the Closing Date.

     E. In addition, the Purchase Agreement was executed by Purchaser and Seller on September 20, 1996 and November 1, 1996, respectively, and delivered by Seller to Purchaser's counsel to be held in escrow pending the delivery of the exhibits to the Purchase Agreement. Such exhibits were delivered to Purchaser's counsel on or about November 25, 1996 and December 31, 1996.

     F. By letter dated October 16, 1996, Purchaser's counsel advised Seller that he would not consider the execution date of the Agreement to have occurred until his counsel was authorized to release the Purchase Agreement from escrow.

     G. In light of the fact that many of the time periods contained in the Purchase Agreement are calculated from the date on which the Purchase Agreement is executed, Purchaser and Seller are interested in confirming the date of execution of the Purchase
Agreement.

     H. The Purchase Agreement provides that it can be amended by written instrument signed by the Seller and the Purchaser.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

AGREEMENT

     1. Section 3 is hereby amended to provide that the Closing shall occur on December 31, 1996 effective as of 12:01 AM on January 1, 1997.

     2. Section 17(a)(v) is hereby amended to provide that either party may terminate the Agreement in the event the Closing has not occurred by January 1, 1997 which shall hereinafter be defined as the Outside Closing Date.

     3. The date of execution of the Purchase Agreement shall be November 1, 1996.

     4. Except as specifically set forth herein, the Purchase
Agreement shall remain in full force and effect as originally executed by the parties.

     IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.


                    PLANTATION ASSOCIATES, L.P.

                    By:  Consolidated Resources Health Care Fund V,
L.P.
                    Its: General Partner

                         By:  ______________________________
                         Its: ______________________________


                    CAREY DEAN ERWIN


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